SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                   FORM 8 - K



                                 CURRENT REPORT


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



                Date of Report (Date of earliest event reported)
                                  February 24, 1997



                                 FFW CORPORATION
             (Exact name of Registrant as specified in its Charter)



        Delaware                        0 - 21170               35 - 1875502
--------------------------------------------------------------------------------
(State or other jurisdiction     (Commission File No.)         (IRS Employer
of incorporation)                                         Identification Number)



                1205 N. Cass Street, Wabash, Indiana 46992 - 1027
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               (Address of principal executive offices) (Zip Code)



      Registrant's telephone number, including area code: (219) 563 - 3185


                                       N/A
          (Former name or former address, if changed since last report)

Item 5.   Other Events

         On February 24, 1997, the Registrant issued the attached press release.

Item 7.   Financial Statements and Exhibits

         (a)     Exhibits

                  1.    Press release, dated February 24, 1997.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

                                             FFW CORPORATION

Date:  February 26, 1997                            By: \s\ Nicholas M. George
                                                         ----------------------
                                                         Nicholas M. George
                                                         President and Chief
                                                         Executive Officer

                                  PRESS RELEASE

FFW  CORPORATION
1205 N Cass St.
Wabash,  IN  46992


For Immediate Release
Monday, February  24,  1997

Contact:  Charles E. Redman
          FFW  CORPORATION
          (219)  563-3185


                 FFW CORPORATION SUBSIDIARY ANNOUNCES AGREEMENT
                       TO ACQUIRE A NBD BANK BRANCH OFFICE


         (February 24, 1997)--FFW CORPORATION (NASDAQ: FFWC), parent of First Federal Savings Bank, Wabash, Indiana, today announced the signing of a definitive agreement to purchase the deposit liabilities and certain assets associated with the branch of NBD Bank, N.A. in South Whitley, Indiana.

         Nicholas M. George, President and CEO stated, "This is an important purchase for First Federal Savings Bank. The branch in South Whitley provides a compatible location for expansion of First Federal's franchise." First Federal is a locally owned and operated community savings bank. Mr. George also stated, " We are excited at the prospect of expanding our market area and bringing our Hometown Banking principles and philosophies directly to the residents of South Whitley and Whitley County. We look forward to helping the South Whitley community continue its growth and prosperity. The presence of First Federal assures the continuance of local banking facilities, products, and services."

         Although   specific  terms  of  the  transaction  were  not  disclosed, approximately $18 million in deposits will be purchased by First Federal. The acquisition is expected to close during the second quarter of 1997.

         FFW Corporation had assets of $158.2 million and deposits of $97.9 million at December 31, 1996. FFW Corporation through its subsidiary First Federal Savings Bank operates offices in Wabash, North Manchester and Syracuse.